SERVICE AGREEMENT

This Service Agreement is entered into and made effective as of 1 February, 2006 by and between **MARKET DATA CONSULTANTS LIMITED** whose principal place of business is at Room 1901-02, Lucky Building, 39 Wellington Street, Central, Hong Kong (hereinafter "MDC LIMITED");

And

MARKET DATA CONSULTANTS, INC. whose registered office is at 1201 Orange Street, Suite 600, Wilmington, New Castle County, Delaware 19801 (hereinafter "MDCI");

WHEREAS:

a) MDC LIMITED has acquired a license of a computer software, identified in Annex A attached hereto and incorporated herein by reference (the "Products") and obtained the right to market, delivery, sell and support the Products;

b) MDCI is desirous of providing consultancy services to MDC LIMITED by looking for new business opportunities, preparing marketing and promotional plans and drafting a memorandum of information subject to the terms and conditions set out hereinafter.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the adequacy and receipt of which is hereby acknowledged, and in consideration for the Commission and fees to be paid to MDCI by MDC LIMITED in accordance with the terms hereof, the parties intending to be legally bound hereby agree as follows:

1 Article 1 - Definitions

The following terms will have the following meaning in this agreement

1.1 "This Agreement": shall mean this document, and all Exhibits and Addenda which are attached hereto.

1.2 "Confidential Information": Shall mean Products and information in any form relating to the aforementioned Products, software, modules, sub-modules, documentation, data, formulae, processes, designs, photographs, drawings, specifications and software services. In addition to this, market information and any other information disclosed by a party and which is specified to be confidential.

1.3 "End Users": shall mean the entity which acquires the Products for its own customary internal business purposes; and which has no right to sublicense or transfer the Products to third parties.

1.4 "Licensee": a company or entity as situated within the Territory, which has a valid license to use the Products.

1.5 "Product Support Services": includes access to product related information, access to product updates / upgrades and documentation pertaining thereto and the facility to escalate product related issues and as further described in Annex C – Product Support Services.

1.6 "Commission": the amount MDC LIMITED shall pay MDCI for each successful introduction of new client.

1.7 "Deliverables": shall mean any product or combination of products mentioned in Exhibit A and/or additional professional services as set out in article 5.1.

1.8 "Targets": shall mean the defined business milestones as mutually agreed between the parties from time to time and as initially set out per country in Annex B – Country Marketing Plans.

1.9 "Territory": shall initially be limited to Hong-Kong, Singapore, Australia, Taiwan, China and foreign branches and subsidiaries of entities having their Head Quarters in these countries.

1.10 "Trademark(s)": shall mean the trademark(s) used by MDCI with respect to the Products.

2 Article 2 – Grant and Limitations

2.1 Grant: Subject to the terms and conditions of this Agreement MDC LIMITED hereby grants MDCI, and MDCI hereby accepts:

i) An exclusive, no change right to provide consultancy services
   a) To look for new potential customers for MDC LIMITED in the Territory.
   b) To prepare marketing and promotional plans for MDC LIMITED.
   c) To prepare a memorandum of information for MDC LIMITED.

2.2 Limitations: MDC LIMITED and/or its suppliers reserve all rights not expressly granted herein. Without limitation to the generality of the foregoing, MDCI receives no further rights and agrees

i) not to cause or permit the reverse engineering, disassembly or de-compilation of any components of the Products save as permitted by law;
ii) not to alter or remove any copyright or other proprietary notices on or in any of the Products;
iii) not to copy, market, sublicense or distribute the Products except as provided for herein;
iv) not to market, sublicense or distribute the Products outside the Territory;
v) not to sublicense the Products except under a written sublicense agreement;
vi) not to use the Products for MDCI's internal productive purposes, unless agreed otherwise.

3 Article 3 – MDCI's Obligations

3.1 Consultancy Efforts: During the term of this Agreement MDCI shall use its best efforts to locate potential clients and refer them to MDC LIMITED and to prepare marketing plans, promotional materials and the memorandum of information efficiently.

4 Article 4 – MDC LIMITED's Obligations

4.1 Support Services: During the term of this Agreement MDC LIMITED shall provide MDCI with the Product Support Services as identified in Annex C. This support shall be provided to the appropriate contacts as identified by MDCI from time to time, hereto. For the avoidance of doubt MDC LIMITED will be required to provide Product Support Services directly to End Users of new business introduced by MDCI.

4.2 Technical & Marketing Materials: MDC LIMITED shall make available to MDCI in the English language all product information (excluding source code) and advertising literature relating to the Products, which MDC LIMITED has prepared, or may in the future prepare, and which may be reasonably necessary to enable MDCI to effectively carry out its rights and obligations under this Agreement. MDCI will have the right to reproduce, modify, adapt and freely distribute this material within its organisation. Additionally, MDC LIMITED will provide to MDCI and continually update an appropriate "Sales Kit" which will include at minimum – competitive analysis reports, sales presentations material, objection handling and demonstration scripts.

4.3 Training: MDC LIMITED shall provide a sufficient level of initial and ongoing training to MDCI's personnel as may be reasonably required to enable MDCI to effectively carry out its rights and obligations under this Agreement. Training sessions shall include information on the use, configuration, performance and maintenance of the Products and will be conducted at such

times and venues as are agreed from time to time between the parties. With respect to associated costs both parties agree that MDC LIMITED will provide the training free of charge and during the first year of the agreement.

5 Article 5 – Commission, Support Fees, Consultancy Fees and Payment Terms

5.1.1 Prospect lists

All prospects within the territory are included in commissionable prospects under this agreement. MDCI will provide MDC LIMITED with a list of active prospects on a monthly basis, so an idea can be formed by MDC LIMITED on the activities undertaken by MDCI.

5.1.2 Professional Services

MDCI is entitled to receive a fee of US$200,000 for its consultancy services. MDCI is entitled to receive a fee of US$200,000 which includes the provision of the drafting of information memorandum, the design of marketing and promotional plans and all necessary research work, photo-copying and other general and administrative works. The costs of organizing these events will be reimbursed by MDC Limited according to actual expenses. All payment should be paid upon the completion of the reports and plans.

5.1.3 Commission

For each new INFOmatch customer MDC LIMITED will pay MDCI (arising out of activities of MDCI) a commission fee based on the schedule below. MDC LIMITED agrees to pay commission over minimal 12 months contract value for each new customer (INFOmatch services and related Consultancy).

Service	Initial Term Commission
INFOmatch	40% *)
INFOmatch ASP ***)	10%

*) 40% of total contract value (Introduction Fees), excluding the fees for INFOmatch Diver (commission varies from 10% to 25%). In case of rental pay-out is based on client payments.

***) ASP has a different pricing structure. The commission percentage on the software component will be similar to an outright purchase price, albeit that payment is spread-out according to payment schedule

5.2 General Payment Terms: All amounts payable hereunder shall be payable within thirty (30) days of invoice date and shall be in (US$) unless otherwise explicitly agreed in writing by both parties. All amounts are exclusive of, and MDC LIMITED agrees to pay or reimburse, any value add or similar taxes, imposed by any Government or taxing authority upon or in respect of any payment made by MDC LIMITED to MDCI under this Agreement. Parties will not pay each other unless payment is received from the client.

6 Article 6 – Confidentiality and Non-Disclosure

6.1 Except for the specific rights granted by this Agreement, neither party shall use or disclose any Confidential Information of the other party. It is agreed that Confidential Information received under this Agreement shall: (i) be kept confidential by the receiving party; (ii) be treated by the receiving party in the same way as it treats Confidential Information generated by itself; (iii) not be used by the receiving party other than in connection with the implementation of this Agreement. Confidential Information shall remain the sole property of the disclosing party.

A party's Confidential Information shall not include information which:

i) is or at any time becomes known in the public domain through no act or omission of the other party;
ii) is at any time disclosed to the receiving party by a third party which had the right to

disclose such information and where the information was disclosed to the receiving party without any obligation of confidentiality and where the third party did not derive it directly or indirectly from the disclosing party;

iii) is already known to the receiving party prior to the disclosure and had not been obtained by the receiving party either directly or indirectly from the disclosing party;

iv) is generally made available to third parties without any restriction concerning use or disclosure;

v) was independently conceived, designed or developed by either party without breach of this Agreement.

6.2 MDC LIMITED considers the Products to be a trade secret and Confidential Information. As such MDCI agrees to take the necessary and appropriate action by instruction, agreement or otherwise with its employees to satisfy its obligations under this Agreement with respect to use, copying and security of the Products.

6.3 The commitments pursuant to this Section 6 shall continue during the term of this Agreement and survive the termination or expiration of this Agreement for a period of two (2) years thereafter.

7 Article 7 – Proprietary Rights

7.1 Ownership Rights: MDCI acknowledges that MDC LIMITED does not transfer any right, title or interest in and to the Products to MDCI.

7.2 Intellectual Property Rights: MDCI acknowledges, that any and all of the trademark(s), trade-names, copyrights, patents and other intellectual property rights subsisting in or used in connection with the Products (including any future additions, releases, enhancements, updates, translations or modifications as provided by MDC LIMITED), shall be and remain the sole property of MDC LIMITED or such other party as may be identified therein or thereon. MDCI shall not during or at any time after the expiry or termination of this Agreement question or dispute the ownership of any such rights by MDC LIMITED.

8 Article 8 – Patent & Copyright Indemnification

8.1 Intellectual Property Warranty: MDC LIMITED warrants it has full power and right to license the Products and that there are no known infringements or claims of infringement with respect to patent, copyright, rights of confidence or other proprietary rights of any third party.

8.2 Defence of Claims: Subject to the limitations as set forth in this Section 8, MDC LIMITED, at its own expense, will:

i) defend, indemnify and hold harmless MDCI against any claim, suit, or proceeding brought against MDCI, and by a third party alleging that any portion of the Products infringes any patent, trade secret or other proprietary rights of any third party (an "Infringement Claim");

ii) pay any and all final judgements entered against MDCI, and all reasonable costs and expenses incurred in defending or settling an Infringement Claim under this Agreement, or pay any settlement made by MDC LIMITED on such Infringement Claim.

8.3 Exclusions: MDC LIMITED has no obligation or liability under this provision for any claim based on (i) use of other than the latest release of the Products available from MDC LIMITED, if such infringement could have been avoided by the use of the latest release of the Products and such latest release had been made available to MDCI; (ii) use of the Products when used in a manner for which they were not designed; (iii) the combination, operation, or use of the Products with products which were not provided by MDC LIMITED, if MDCI's liability for such Infringement Claim would have been avoided in the absence of such combination, use, or operation; or (iv) modifications to the Products made by or for MDCI (other than by MDC LIMITED); (v) any use of the Products which is not within these terms and conditions and the terms and conditions of MDC LIMITED's software licensing provisions.

8.4 Remedies : In the defence or settlement of such Infringement Claims MDCI agrees to permit MDC LIMITED, at MDC LIMITED's option and expense, to (i) procure for MDCI the right to continue servicing the Products; (ii) modify the infringing Products so that they become non-infringing; (iii) replace the Products with non-infringing Products. If in MDC LIMITED's opinion none of the foregoing are practical MDC LIMITED may elect to terminate this Agreement as to the infringing Products.

MDC LIMITED's obligations under this Article 7 are expressly conditioned upon and subject to (i) MDC LIMITED having sole control of the defence and/or settlement of such Infringement Claim, (ii) MDCI promptly notifying MDC LIMITED in writing of such Infringement Claim, providing MDC LIMITED with complete copies of all information it receives in relation to the Infringement Claim, and giving MDC LIMITED the authority to proceed as set forth in (i) above, and (iii) reasonably co-operating with MDC LIMITED in the defence and/or settlement of such Infringement Claim. MDC LIMITED agrees to reimburse MDCI for reasonable costs and expenses incurred by MDCI in connection with providing such co-operation, against receipt of invoices therefor.

9 Article 9 – Warranty and Limitation of Liability

9.1 MDC LIMITED warrants that:

i) it has right to accept the consultancy services offered by MCDI and perform all other terms of this Agreement;
ii) the user documentation comprises and will comprise a complete set of all technical information relating to the Products in such detail as is necessary to enable MDCI's End Users to make full and proper use of the Products;
iii) the Source Code is capable of being used to generate the latest commercially available release of the Products;
iv) the Products will be free from known virus, worms and logic bombs;
v) the Product Support Services will be provided using suitably skilled, qualified and experienced personnel and performed in a professional manner which will conform substantially to the enclosed Product Support Services description;

9.2 EXCEPT FOR THE LIMITED WARRANTIES STATED ABOVE, MDCI ACCEPTS THE PRODUCTS AND USER DOCUMENTAITON PROVIDED UNDER THIS AGREEMENT "AS IS" WITHOUT EXPRESS OR IMPLIED WARRANTIES OF ANY KIND. MDC LIMITED FURTHER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WIHTOUT LIMITATION ANY IMPLIED WARRANTIES OF SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.3 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY, INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS OR BUSINESS INTERRUPTION) REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, AND WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.4 EXCEPT AS STATED IN ARTICLE 8 ABOVE THE ENTIRE LIABILITY OF EITHER PARTY TO THE OTHER UNDER THIS AGREEMENT OR IN ANY WAY RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OR CAUSE OF ACTION (INCLUDING NEGLIGENCE) SHALL NOT EXCEED, IN THE AGGREGATE, THE AMOUNTS PAID BY MDC LIMITED TO MDCI UNDER THIS AGREEMENT. THIS LIMIT SHALL NOT APPLY TO LIABILITY ARISING FROM DEATH OR PERSONAL INJURY. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWO (2) YEARS AFTER THE PARTY CONCERNED BECOMES AWARE OR SHOULD REASONABLY HAVE BECOME AWARE OF THE FACTS CONSTITUTING THE CAUSE OF ACTION.

10 Article 10 – Term and Termination

10.1 Term: The term of this Agreement will begin on the effective date (date of signature) and will end twenty-four months later, unless terminated earlier in accordance with the provisions hereof. Thereafter this Agreement will be automatically renewed for successive one (1) year terms unless either party elects to terminate by providing written notice of such termination to the other party at least ninety (90) days prior to the expiration date of the then current term.

10.2 Termination upon default : Either party shall be entitled to terminate this Agreement by thirty (30) days prior written notice to the other party if the other party commits a material breach of any of its obligations under this Agreement and, if such breach is remediable, fails to remedy such material breach within thirty (30) days following receipt of written notice specifying the breach.

10.3 Termination upon insolvency : Either party may terminate this Agreement immediately by notice in writing if the other party its successors or permitted assigns, suspend business, make an absolute assignment of the bulk of its assets for the benefit of creditors, make any arrangement or composition for the benefit of its creditors, consent to the appointment of a liquidator, trustee, custodian, examiner or receiver (or similar official), or be declared insolvent or bankrupt; or if a liquidator, trustee, custodian, examiner or receiver (or similar official) is appointed for the party over a substantial part of its property without its consent and is not discharged within sixty (60) days of such appointment; or if bankruptcy, reorganisation, arrangement, insolvency, or liquidation proceedings are instituted by or against the party and are not dismissed within sixty (60) days of the commencement thereof; or if the party becomes unable to pay its debts as they fall due, ceases or threatens to cease to carry on its business or substantially the whole of its business or if any event analogous to any of the forgoing occurs in any jurisdiction.

11 Article 11 – Consequences of Termination

11.1 In the event of expiration and/or termination of this Agreement for any reason:

i) All rights granted by MDC LIMITED under this Agreement shall become null and void (except the End User licenses for any of the Products previously distributed by MDC LIMITED) and MDCI will immediately discontinue all use of the Trademark(s) and all use, marketing, sublicensing and distribution of the Products; and
ii) MDC LIMITED shall use commercially reasonable efforts to honour any support and maintenance obligations of MDCI to the Licensees and MDCI shall provide commercially reasonable assistance to transfer such contracts to MDC LIMITED or to a MDC LIMITED business partner, as MDC LIMITED may direct; and
iii) All outstanding obligations to pay non-refundable amounts which may have accrued prior to such termination will immediately become due and payable.

11.2 Within thirty (30) days of the termination of this Agreement for any reason MDC will return the Products and user documentation. This requirement applies to all copies of the Products and user documentation (and any other information supplied under this Agreement whether designated proprietary, confidential or not) in all forms, partial and complete, on all types of media and computer memory, and whether or not modified or merged into other materials. Alternatively and at MDC LIMITED's request MDC may destroy the Products and user documentation and certify in writing that they have been destroyed.

11.3 Upon termination of this Agreement for any reason neither party will be liable to the other for damages of any kind, including but not limited to incidental or consequential damages, on account of termination of this Agreement and neither party will have the right to receive any compensation, reimbursement or other amounts from the other party solely as a result of such termination.

11.4 Any termination of this Agreement shall not limit nor restrict either party from pursuing any other remedies available to it, including but not limited to, injunctive relief where appropriate.

11.5 The following sections of this Agreement shall survive the termination or expiration of this Agreement: 1, 2, 6, 7, 8, 9, 11, 12.

12 Article 12 – Indemnification

12.1 MDC LIMITED agrees to indemnify MDCI and its respective directors, employees, officers, agents and controlling parties (together the "Indemnified Party") from and against any and all losses, claims, costs, actions, damages and liabilities, of such Indemnified Party which any of them may incur or which may be made against any of them, as a result of or in relation or arising out of (i) the preparation, publication, issue, circulation or distribution of the memorandum of information and other marketing materials of the Product, (ii) any untrue statement, alleged untrue statement, misrepresentation or alleged misrepresentation contained in the memorandum of information and the marketing materials of the Product or the omission or alleged omission therefrom of any fact or other information or statement necessary to make the statements therein, in light of the circumstance under which they were made, not misleading, (iii) the non-compliance by MDC LIMITED with applicable laws, rules and regulations, and (iv) the performance by MDCI of the services contemplated by this letter agreement; provided, however, that MDC LIMITED will not be liable to any Indemnified Party pursuant to clauses (i), (ii) and (iv) above to the extent that any loss, claim, cost, action, damage or liability is found in a final judgment by a court to have resulted from such Indemnified Party's bad faith or gross negligence. MDC LIMITED will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of ant pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.

12.2 If the indemnification of the Indemnified Party provided for in this service agreement is for any reason held unenforceable, MDC LIMITED agrees to contribute to the losses, claims, actions, damages and liabilities for which such indemnification is held unenforceable (a) in such proportion as is appropriate to reflect the relative benefits to MDC LIMITED on the one hand, and MDCI, on the other hand, of the agreement as contemplated (whether or not the agreement is consummated) or (b) if (but only if) the allocation provided for in clause (a) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) but also the relative fault of MDC LIMITED, on one hand, and MDCI, on the other hand, as well as any relevant equitable considerations.

12. 3 MDC LIMITED agrees that, without MDCI's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought under the indemnification provision of this service agreement (whether or not MDCI or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

13 Article 13 – Miscellaneous

13.1 <u>Governing Law</u>: This Agreement will be governed by and construed in accordance with the laws of The Hong Kong Special Administrative Region.

13.2 <u>Offers of Employment</u>: For the Term of this Agreement, and for a period of one (1) year thereafter, neither party shall solicit for employment nor employ, either directly or indirectly, persons in, or who had been in, the employment of the other party and who have worked on any matter related to this Agreement, without the prior written consent of the other party.

13.3 <u>Nonassignability</u>: This Agreement shall be binding on and enure to the benefit of the successors of the parties and shall not be assignable without the consent of MDC LIMITED. In the event MDC LIMITED so consents such assignee shall enter into a written undertaking to be bound by the terms of this Agreement.

13.4 <u>Severability</u>: Each provision of this Agreement is declared to be severable. In the event that any portion of this Agreement is found to be invalid, void, or for any reason unenforceable, then that provision shall have no force or effect to the extent of such illegality, but such finding shall not

affect or invalidate the remainder of this Agreement which shall otherwise remain in full force and effect.

13.5 Force Majeure: Either party shall be excused for failures and delays in performance of its obligations under this Agreement caused by fire, flood, war, civil commotion, sabotage, statute order or any regulation of the government, public or local authority, acts of God, strikes or labour disputes or other causes beyond the reasonable control of such party. This provision shall not release such party from using its best efforts to avoid or remove such cause and such party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. The party claiming force majeure shall give prompt written notice thereof to the other party. This Paragraph 12.5 shall not apply to any obligation to pay money.

13.6 Notices: Unless otherwise specified in this Agreement, all notices, requests, demands, and other communications required or permitted to be given pursuant to this Agreement must be in writing and in the English language. All such communications (except for invoices, payments, and other routine communications) which may be sent shall be deemed to have been given if delivered personally or sent by a courier service or by registered or certified mail, postage prepaid and return receipt requested, to the respective addresses of the parties as set forth in this Agreement or to such other address as one party may, from time to time, designate by notice to the other party.

13.7 Headings: The headings of the Paragraphs of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

13.8 Entire Agreement and Waiver: This Agreement together with the Annexes and any documents referred to herein replaces and supersedes all prior agreements between the parties and constitutes the final, complete and exclusive statement of agreement between the parties in respect of the subject matter hereof. This Agreement cannot be altered, enlarged, or abridged except in writing signed by both parties, and specified therein to be an amendment hereof. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or such party's right to thereafter enforce the same, and no waiver of any breach shall be construed as an agreement by such party to waive any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as first set forth above.

Market Data Consultants, Inc.		**Market Data Consultants Limited**	
SIGN:	[signature]	**SIGN:**	[signature]
NAME:	Wilson K. Cheung	**NAME:**	Antony Choi
TITLE:	President and Director	**TITLE:**	CEO
DATE:	February 1, 2006	**DATE:**	Feb / 1 / 2006

EXHIBIT A

MDC LIMITED LICENSED PRODUCTS AND RELATED PRODUCTS DESPCRIPTION

GENERAL

INFO*match* software and service includes a Management Information Service specifically designed by MDC LIMITED Consultants to identify and take control of all costs for items related to the information services used by professional investors.

INFO*match* 3 is user-friendly and helps you accomplish the following major objectives:

- Management of information;
- Allocation and control of all details of information costs;
- Billing accuracy;
- Procurement

APPLICATION AND FUNCTIONALITY

The basic module consists of the following parts:

- Base Data
- Contracts
- Cost Allocation
- Exchanges and Specialist Data
- Import
- Invoices
- Organisation
- Reports
- Scheduler
- Vendors

THE MAIN FEATURES

- A graphical user interface;
- Allow an organization to centrally monitor and allocate costs for each of its offices on a global basis both on an actual and historical basis;
- Allocate cost to users or desks using various cost methods;
- Easy invoice reconciliation and allocation;
- Provide tools to categorize all products in groups, types and attach appropriate expense codes.

SUPPORTED BUSINESS PROCESSES

- Contract Management
- Cost Management
- Inventory Management & Tracking
- Reporting
- Invoice reconciliation
- Budgeting
- Interfacing

Maintenance

Software Licenses

Helpdesk and remote support

User guide

Membership of the INFO*match* User Group

<u>The complete INFO*match* portfolio consists of the following products:</u>

1. INFOmatch Basic
2. Budget and Scenario Module
3. Reuters DACS Interface
5. Bloomberg Interface
6. Active Directory Interface
6. Voice Module
7. INFOmatch Diver

EXHIBIT B

MDCI - COUNTRY SPECIFIC MARKETING PLANS

INFOmatch

SALES & MARKETING PLAN

For the initial term of this agreement no targets are specified.

EXHIBIT C

SUPPORT MODEL

An important element of the INFOmatch Service supplied is the provision of maintenance and support of MDC LIMITED to MDCI.

This includes access to product related information, access to product updates / upgrades and documentation pertaining thereto.

1. Supporting Product Literature

Through the INFOmatch User Group (closed part of the website www.infomatchonline.com) MDC LIMITED will deliver the following product information (including updates):

File name	**Subject**
Product Marketing Brochures	**Documents**
INFOmatch General	Powerpoint / Word document / User Guide
Budget and Scenario Module	Factsheet
Bloomberg Interface	Factsheet / User Guide
DACS Interface	Factsheet / User Guide
INFOmatch DIVER	Factsheet
Voice Module	Factsheet
Order Management	Factsheet
Software releases	

For this purpose MDCI will receive an ID plus password to get access to this INFOmatch User Group.

2. Access to product updates / upgrades and documentation

Through its website www.infomatchonline.com MDC LIMITED will deliver product updates / upgrades and release documentation.

Initially MDCI will receive a complete CD Rom containing the INFOmatch application and database server and client, Installation Guide and User Guides.